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                                                             EXHIBIT 10.17


                            EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is entered into as of this 20th day of November, 2000 by and between Harveys Casino Resorts, a Nevada corporation ("Employer"), and Wade Hundley ("Executive"),


                                  WITNESSETH:

     WHEREAS, Employer desires to employ Executive as its Executive Vice President, on the terms and conditions set forth herein; and

     WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer and Executive hereby agree as follows:

     1. AGREEMENT TO EMPLOY. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment with Employer.

     2.  TERM; POSITION AND RESPONSIBILITIES.

     (a) TERM OF EMPLOYMENT. Unless Executive's employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive for a term commencing on December 1, 2000 (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Initial Term"). Effective upon the expiration of the Initial Term and of each Additional Term (as described below), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an "Additional Term"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless Employer, at least six months prior to the expiration of the Initial Term or such Additional Term, shall give written notice (a "Non-Extension Notice") to Executive of its intention not to extend the Employment Period (as defined below) hereunder. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period".

     (b) POSITION AND RESPONSIBILITIES. During the Employment Period, Executive shall serve as Executive Vice President of Employer and shall have shall duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of Employer (the "Board") specifies from time to time. During the Employment Period, Executive shall devote all of his working time to the conscientious performance of the duties and responsibilities of such position, except for (i) vacation time as set forth in Section 6(c) and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities and the fulfillment of civic responsibilities and (B)

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such reasonable time as may be necessary from time to time for personal financial matters. During the Employment Period, Executive shall report directly to the Chief Executive Offer of Employer and Thomas J. Barrack, Jr. the Chairman of the Board; provided that if, during the Employment Period, Mr. Barrack ceases for any reason to act as Chairman of the Board, Executive shall report to the individual who succeeds to Mr. Barrack as Chairman or, if no individual is appointed to succeed Mr. Barrack as Chairman, Executive shall report to such other member of the Board or other individual, if any, as Executive and Mr. Barrack shall mutually agree.

     3. BASE SALARY. As compensation for the services to be performed by Executive during the Employment Period, Employer shall pay Executive a base salary at an annualized rate of $400,000, payable installments of Employer's regular payroll dates. The Board shall review Executive's base salary annually during the period of his employment hereunder and, in its sole discretion, the Board may increase (but may not decrease) such base salary from time to time. The annual base salary payable to Executive under this
Section 3, as the same may be increase from time to time, shall hereinafter be referred to as the "Base Salary".

     4. INCENTIVE COMPENSATION ARRANGEMENTS.

     (a) INCENTIVE COMPENSATION. For each fiscal year of Employer ending during the Employment Period, Executive shall receive an annual cash bonus in such amount as the Board shall determine, in its discretion.

     (b) OPTIONS. On the Commencement Date, Executive shall be granted stock options (the "Class A Options") to purchase 280 shares of the Class A Common Stock of Employer, par value $.01 per share (the "Class A Common Stock"), and stock options (the "Class B Options" and, together with Class A Options, the "Options") to purchase 28,000 shares of the Class B Common Stock of Employer, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Each Option shall be granted to Executive pursuant to and in accordance with the terms of Employer's 1999 Omnibus Stock Incentive Plan (the "Stock Incentive Plan") and shall otherwise be subject to the terms and conditions (which shall include those described in this Section 4 (b) set forth in a separate Stock Option and Restricted Stock Agreement, substantially in the form attached hereto as Exhibit A, to entered into by Executive and Employer (the "Option and Restricted Stock Agreement").

     To the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the Options shall be granted in the form of "incentive stock options" within the meaning of Section 422 of the Code. The remainder of the Options shall granted in the form of non-qualified stock options. The per share exercise price for the Common Stock covered by the Options shall equal $43.42. The Options shall become vested and exercisable, in general, in five equal annual installments on each of the first five anniversaries of the Commencement Date; provided that (i) in the event of the termination of Executive's employment with Employer by Employer "Without Cause" (as defined below) or by Executive for "Good Reason" (as defined below), those Options that would have become vested had Executive's employment with Employer continued for the two year period following such termination shall become vested as of the date of such termination and (ii) the Options shall be

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subject to the additional vesting an forfeiture provisions set forth in the
Option and Restricted Stock Agreement. Upon a termination of Executive's employment by Employer for Cause (as defined below), all then outstanding Options shall expire immediately upon such termination. In the event of the termination of Executive's employment with Employer for any other reason, all then outstanding Options that have not become vested or exercisable on or prior to the effective date of termination shall expire on such date and all other Options shall remain exercisable for at least 90 days following such date. All other terms of the Options shall be contained in the Option and Restricted Stock Agreement, including without limitation, the right of Employer to call shares of Common Stock purchased by Executive upon exercise of any of the Options.

     (c) RESTRICTED STOCK AWARD. On the Commencement Date, Executive shall be granted two restricted stock awards (collectively, the "Stock Awards"): one such such award shall consist of 210 shares of Class A Common Stock and 21,000 shares of Class B Common Stock (such shares of Class A Common Stock and Class B Common Stock, collectively, the "Time Based Restricted Shares") and the second such award shall consists of 151 shares of Class A Common Stock and 15,114 shares of Class B Common Stock (such shares of Class A Common Stock and Class B Common Stock, collectively, the "Performance Based Restricted Shares"). The Stock Awards shall be granted to Executive pursuant to and in accordance with the terms and conditions (which shall include those described in this Section 4 (c) set forth in the Stock Option and Restricted Stock Agreement.

      The Time Based Restricted Shares shall be subject to restrictions on transfer which shall lapse, in general, in five equal annual installments on each of the first five anniversaries of the Commencement Date, subject to Executive's continued employment with Employer until the applicable lapse date; provided that (i) in the event of the termination of Executive's employment with Employer by Employer "Without Cause" or by Executive for "Good Reason", the transfer restrictions with respect to Time Based Restricted Shares that would have lapsed had Executive's employment with Employer continued for the two year period following such termination shall lapse as of the date of such termination and (ii) the Time Based Restricted Shares shall be subject to the additional vesting and forfeiture provisions set forth in the Option and Restricted Stock Agreement.

     The Performance Based Restricted Shares shall be subject to restrictions on transfer which shall lapse, in general, to the extent that each of the conditions set forth in clauses (x), (y) and (z) immediately below are satisfied. In addition, the Performance Based Restricted Shares shall be subject to the additional vesting and forfeiture provisions set forth in the Opinion and Restricted Stock Agreement.

 (x) Subject to satisfaction of the conditions to the vesting of the Performance Based Restricted Shares set forth in clauses (y) and (z), the transfer restrictions applicable to the Performance Based Restricted Shares shall lapse (i) with respect to 40% of the Performance Based Restricted Shares, on the Commencement Date and (ii) with respect to the remaining 605 of the Performance Based Restricted Shares in three equal annual installments (each such installment equal to 205 of the total Performance Based Restricted Shares) on each February 2, 2001,

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     February 2, 2002 and February 2, 2003, without regard to Executive's continued employment with Employer until the applicable lapse date.

 (y) Subject to satisfaction of the conditions to the vesting of the Performance Based Restricted Shares set forth in clause (z), 50% of the Performance Based Restricted Shares shall vest immediately as of the Commencement Date and the remaining 50% of the Performance Based Restricted Shares shall become vested in two equal annual increments on each of the December 1, 2001 and December 1, 2002, regardless of whether Executive is employed by Employer on any such date, PROVIDED THAT the applicable performance criteria described immediately below are satisfied:

     (1) For the fiscal year ended November 30, 2001, 1/2 of the remaining 50% of the Performance Based Restricted Shares (25% of the total Performance Based Restricted Shares) shall become vested provided that Bluffs Run generates at least $35,000,000 of EBITDA in fiscal 2001 Target").

     (2) For the fiscal year ended November 30, 2002, 1/2 of the remaining 50% of the Performance Based Restricted Shares (25% of the total Performance Based Restricted Shares) shall become vested provided that the Bluffs Run generates at least $35,000,000 of EBITDA in fiscal 2002 (the "2002 Target" and, together with the 2001 Target, each a "Performance Target).

     (3) The 2002 Target shall be subject to equitable adjustment for any annual increase in state gaming taxes in such fiscal year and for revenue enhancing capital expenditures made during the preceding fiscal year.

     (4) In the event that Bluff's Run fails to meet a Performance Target in a fiscal year (a "Shortfall Year"), no portion of the Performance Based Restricted Shares shall vest in such Shortfall Year; PROVIDED, HOWEVER, that if the Performance Target for the year immediately following a Shortfall Year is exceeded by at least the amount of the shortfall in the Shortfall Year (the difference between the Shortfall Year's Performance Target and the EBITDA actually generated by Bluffs Run in such Shortfall Year), then the number of Performance Based Restricted Shares that would have vested in the Shortfall Year if the Performance Target had been satisfied, shall vest retroactively as if the Performance Target in the Shortfall Year had been satisfied.

(z) Notwithstanding the foregoing provisions of clauses (x) and (y), no Performance Based Restricted Shares shall become vested prior to Referendum Approval (as such term is defined in Section 2.2.1 of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated August 31, 1999, by and between HBR Realty Company, Inc. and Iowa West Racing
     Association) and, in the event that Referendum Approval does not occur, Executive shall immediately forfeit all of

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     the Performance Based Restricted Shares, except to the intent provided otherwise in the Option and Restricted Stock Agreement.

     All other terms of the Stock Awards shall be contained in the Option and Restricted Stock Agreement, including without limitation, the right of Employer to call shares of Common Stock covered by the Stock Awards.

     (d) Commencement Incentive. As an inducement to Executive to accept employment with Employer and as consideration therefor, Employer shall pay to Executive a special commencement incentive bonus consisting of (i) a lump sum cash payment equal to $125,000, payable to Executive on January 2, 2001, (ii) subject to Executive's execution of the Stockholders Agreement of the Company, dated as of February 2, 1999 (as the same may be amended from time to time, the "Stockholders Agreement"), a grant of 73 shares of Class A Common Stock and 7,293 shares of Class B Common Stock (such shares of Class A Common Stock and Class B Common Stock referred to collectively as the "Share Grants"), the Share Grants to be transferred to Executive on the Commencement Date, free and clear of all restrictions other than the restrictions and other provisions of the Stockholders Agreement, and (iii) a special restricted stock award (the "Special Stock Award") consisting of 60 shares of Class Stock and Class B Common Stock, collectively, the "Special Restricted Shares"). The Special Restricted Shares shall be subject to restrictions on transfer which shall lapse in two annual installments, with the first such installment to lapse as to the remaining 44.44% of the Special Restricted Shares on February 2, 2002, subject in each case to Executive's continued Employment until the applicable lapse date.

     At the request of Executive, Employer shall make one or more interest bearing loans to Executive in an amount equal to the actual Federal, state and local income taxes incurred by Executive in connection with the grant to Executive of the Share Grants and/or the lapse of restrictions applicable to all or any portion of the Special Restricted Shares, each such loan to be made to Executive within a reasonable period of time prior to the due date for such applicable taxes and to be secured solely by the Share Grant or the Special Restricted Shares, as applicable. Each such loan shall (i) bear interest at an annual rate equal to the greater (x) the rate provided in
Section 1274(b)(2)(B) of the Code as of the date of origination of such loan and (y) 6%, (ii) provide for the term of the loan to expire and the entire principal amount of the loan and all accrued but unpaid interest thereon to be due and payable on the earlier of (x) the sixth anniversary of the date of origination of the loan and (ii) the Forfeiture Provision Expiration Date (within the meaning if the Option and Restricted Stock Agreement) and (iii) provide for accrued interest to be due and payable annually, as of the last day of each calendar year ending during the term of the loan; PROVIDED, the Employer shall cause Executive's obligation to pay accrued interest that becomes due and payable on any such loan prior to the expiration of its term to be forgiven or satisfied as of the due date for such interest payment and Employer shall make a cash payment to Executive in an amount equal to the net income and employment taxes incurred by Executive as a result of such cash payment and Employer's forgiving or otherwise causing to be satisfied such interest payments.

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     5. EMPLOYEE BENEFITS. During the Employment Period, Executive shall be entitled to participate in all employee pension, welfare, fringe and other benefit plans or arrangements that are made available to Employer's other senior executives, at a level commensurate with Executive's position with Employer and other wise on the terms and conditions then prevailing under each such plan or arrangement.

     6. PERQUISITES AND EXPENSES.

     (a) GENERAL. During the Employment Period, Executive shall be entitled to participate in all special benefit or perquisite programs generally available from time to time to senior executives of Employer, at a level commensurate with Executive's position with Employer and otherwise on the terms and conditions then prevailing under each such program.

     (b) BUSINESS TRAVEL, LODGING, ETC. Employer shall reimburse Executive for all reasonable travel, lodging, meal, entertainment and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission to Employer of evidence of the amount of each such expense.

     (c) VACATION. During the Employment Period, Executive shall be entitled to at least four weeks paid vacation per year.

     7.  TERMINATION OF EMPLOYMENT.

     (a) TERMINATION DUE TO DEATH OR DISABILITY. In the event that Executive's employment hereunder terminates due to death or is terminated by Employer due to Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder for a continuous period of six months or longer. The determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to Employer and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or Employer or by any physician or group physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.

     (b) TERMINATION BY EMPLOYER FOR CAUSE. Executive's employment may be terminated by Employer for Cause. In the event of Executive's termination by Employer for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). Employer shall have Cause to terminate Executive's employment in the event of Executive's (i) gross negligence or willful malfeasance in the performance of his duties under this Agreement, (ii) failure to obtain or retain any permits, licenses, or approvals which may be required by any state or local authorities in order to permit Executive to continue his employment as contemplated by this Agreement which shall not be cured within thirty days following written notice to Executive of such failure and a demand to cure such failure, (iii) conviction of any felony or conviction of a crime involving moral turpitude, (iv) dishonesty with respect to Employer (including, without limitation, fraud) resulting in a breach of duty to

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Employer involving Executive's personal gain or profit, or (v) engaging in any activity that is in violation of the provisions of Section 8 or 9 of this Agreement, which shall not be cured within thirty days following written notice to Executive of such violation and a demand to cure such violation. If Employee shall cure such failure or violation within such period, Employees' employment hereunder shall be reinstated without prejudice.

     (c) TERMINATION WITHOUT CAUSE. A termination "Without Cause'' shall mean a termination of Executive's employment by Employer other than any such termination due to Executive's Disability or for Cause. In the event of Executive's termination by Employer Without Cause, Executive shall be entitled to the termination benefits described in Sections 4(b) and 7(f)(ii).

     (d) TERMINATION BY EXECUTIVE. Executive may terminate his employment for any reason. A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with Employer if (x) Employer shall, without Executive's prior written consent, willfully and materially breach its obligations under this Agreement, (y) Executive provides Employer written notice pursuant hereto stating with specificity the respects in which Executive believes Employer to have willfully and materially breached it obligations under this Agreement and (z) within thirty (30) days following the date of such notice Employer shall not have cured such breach. In the event of a termination by Executive for Good REason, Executive shall be entitled to the termination benefits described in Sections 4(b) and 7(f)(ii). In the event of a termination by Executive without Good REason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii).

     (e)  NOTICE OR TERMINATION. Any termination by Employer pursuant to
Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a Written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive's employment with Employer has been or will be terminated and the provisions hereof upon which such termination is based.

     (f)  PAYMENTS UPON CERTAIN TERMINATIONS.

     (i) In the event of a termination of Executive's employment by Employer Without Cause or a termination by Executive of his employment for Good
Reason, Employer shall pay to Executive (or, following his death, to Executive's beneficiaries) a lump sum cash payment equal to the lesser of (x) the sum of 200% of (I) Executive's Base Salary and (II) the Deemed Bonus Amount and (y) the sum of (I) the installments of Base Salary and (II) the installments of Base Salary that would have been payable to Executive's termination of employment for the remaining portion of the Employment Period but for Executive's termination of employment (the "Severance Calculation Period") and (II) the product of the Deemed Bonus Amount (as defined below) multiplied by the number of months in the Severance Calculation Period. Such lump sum amount shall be payable to Executive (or his beneficiaries) within 30 days following the Date of Termination.

     The term "Deemed Bonus Amount" shall mean an annualized bonus of $100,000.

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     In the event of any such termination, Employer shall continue to provide to Executive during the Severance Calculation Period (or for a period of two years, if shorter) the life, medical, dental, accidental death and dismemberment and prescription drug benefits provided to executive immediately prior to his termination pursuant to Section 5 hereof (the "Continued Benefits").

     Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f)(i), except that Continued Benefits shall be reduced or canceled to the extent of any comparable benefit coverage offered to Executive by a subsequent employer or other person for which Executive performs services, including but not limited to consulting services, during the period such Continued Benefits are to be provided to Executive.

     (ii) If Executive's employment shall terminate upon his death or Disability or in Employer shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason, Employer shall pay Executive his full Base Salary through the Date of Termination and Base Salary in lieu of accrued but unused vacation.

     (iii) Except as specifically set forth in this Section 7(f), no benefits payable to Executive under any otherwise applicable plan, policy, program or practice of Employer shall be limited by this Section 7(f), PROVIDED that the amount, if any, paid or payable to Executive under the terms of any such plan, policy, program or practice relating to severance shall reduce the amounts payable under Section 7(f)(i).

     (g) DATE OF TERMINATION. As used in this Agreement, the term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 7(e) or, if later, the date of termination specified in such Notice, and (iii) if Executive's employment is terminated by Employer Without Cause, due to Executive's Disability or by Executive for any reason, the date that is 30 days after the date on which Notice or Termination is given as contemplated by Section 7(e).

     8. UNAUTHORIZED DISCLOSURE. During the period of Executive's employment with Employer and the ten-year period following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall use his best efforts or consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board or to management of Employer or any of its subsidiaries), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Employer or any of its subsidiaries or
(b) that Employer or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with Employer or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such

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Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section
8).

     9.  NON-COMPETITION

     (a) NON-COMPETE COVENANT. During the period of Executive's employment with Employer and, following any termination of Executive's employment, the period ending in the earliest of (x) the one year anniversary of the Date of Termination, (y) the last day of the Employment Period (determined without regard to any early termination of the Initial Term or any then current Additional Term pursuant to Article 7) and (z) provided Employer provides written notice to Executive of Employer's election to extend the period of restriction under this Section 9(a) as permitted under Section 9(b) and pays to Executive the Additional Payment within two days of the Date of Termination, the last day of the Post-Termination Period of Restriction, Executive shall not in any city, town, county, parish, other municipality in any state of the United States or Native American territory (the names of each such city, town, county, parish, other municipality or Native American territory, including, without limitation, the name of each county in the State of Nevada being expressly incorporated by reference herein), or any other place in the world, where Employer, or its subsidiaries, affiliates, successors, or assigns, engages in owning, operating managing and/or developing land-based or riverboat casinos or hotels associated or materially competitive with casinos, or any other business engaged in from time to time by Employer or its subsidiaries, affiliates, successors or assigns in which Executive has had significant authority and responsibility (the "Business"), directly or indirectly, (i) engage in a competing business for Executive's own account; (ii) enter the employ or, or render any consulting services to, any entity that compete with Employer, or its subsidiaries, affiliates, successors or assigns, in the Business; or (iii) become interested in any such entity in any capacity, including, without without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; PROVIDED, HOWEVER, Executive may (A) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities of such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity, (B) make passive investment in hospitality enterprises not materially competitive with gaming and/or enterprises which are principally bar/restaurant enterprises containing no more than 50 gaming positions, PROVIDED, that such investments shall not materially interfere with the performance of Executive's interests in Colony Capital LLC or any of its affiliates (collectively, "Colony") or otherwise as co-investor with Colony.

     (b) POST-TERMINATION PERIOD OF RESTRICTION. In the event of the termination of Executive's employment by Employer Without Cause or a termination by Executive of his employment for Good REason, if the DAte of Termination occurs (i) within the one year period immediately preceding the scheduled expiration date for the Initial Term of (ii) at any time during an Additional Term, as the case may be, Employer may elect to require Executive to comply with the non-competition covenants of Executive described in
Section 9(a) hereof during the period (such period the "Post-Termination Period of Restriction") ending on the earlier of (x) the six month anniversary of the last day of the Employment Period (determined without regard to any early termination of the Initial Term or any then current Additional Term pursuant to

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Article 7) and (y) the one year anniversary of the Date of Termination provided that Employer pays Executive an additional severance amount ("the Additional Payment"), in one lump sum cash payment, equal to the product of
(A) the number of months in the Post-Termination Period of Restriction multiplied by (B) one twelfth of the sum of the Base Salary and the Deemed Bonus Amount.

     10. RETURN OF DOCUMENTS. In the event of the termination of Executive's employment for any reason, Executive shall deliver to Employer all of (i) the property of each of Employer and its subsidiaries and (ii) the non-personal documents and data of any nature and in whatever medium of each of Employer and its subsidiaries, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

     11. INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS; FORUM, VENUE AND JURISDICTION. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8,9,10 and 11 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition or any other rights and remedies Employer may have.

     12. ASSUMPTION OF AGREEMENT. Employer shall require any successor thereto, by agreement in form and substance reasonable satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitled Executive to compensation from Employer in the amount and on the same terms as Executive would be entitled hereunder if Employer had terminated Executive's employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     13. ENTIRE AGREEMENT. This Agreement (including the Exhibit hereto_ constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person and those contained in any prior employment, consulting or similar agreement entered into by Executive and Employer or any predecessor thereto or affiliate thereof) are merged herein and superseded hereby.

     14.  MISCELLANEOUS.

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

      (a) BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 14(a). Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), PROVIDED that the successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 12.

      (b) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 13) shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive.
If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.

      (c) GOVERNING LAW. This Agreement shall be government by and construed in accordance with the laws of Nevada, without reference to principles of conflicts of laws.

      (d) TAXES. Employer may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be require by law.

      (e) AMENDMENTS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No or among the parties hereto or from any failure by any party hereto to assert its right hereunder on any occasion or series of occasions.

      (f) SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

      (g) NOTICES. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designated in accordance with the terms hereof):

      (A) If to Employer, to it at:

          Attention:   General Counsel

      (B) if to Executive, to him at his residential address as currently on file with Employer.

      Copies of any notices or other communications given under this Agreement shall also be given to:

          Colony Capital, Inc.

          ATTENTION:  General Counsel

      (h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      (i) HEADINGS. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation thereof.

     IN WITNESS WHEREOF, Employer has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.



                                         HARVEYS CASINO RESORTS

                                         By: /s/ CHARLES W. SCHARER
                                             -----------------------------
                                             Name:  Charles W. Scharer
                                             Title: Pres/CEO



                                         Executive:

                                             /s/ WADE HUNDLEY
                                             -----------------------------
                                             Name: Wade Hundley







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